Exhibit 99.23(a)(x)

LORD ABBETT MUNICIPAL INCOME TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Municipal Income Trust, a Delaware statutory trust (the “Trust”), organized pursuant to a Declaration and Agreement of Trust dated May 17, 2002 (the “Declaration”), do hereby (i) establish, pursuant to Section 5.3 of the Declaration, a new series of shares of the Trust to be designated the “Lord Abbett Short Duration Tax Free Fund”; (ii) establish, pursuant to Section 5.3 of the Declaration, the following classes of the Lord Abbett Short Duration Tax Free Fund:  Class A, Class B, Class C, Class F, and Class I.  Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 11th day of September 2008.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ William H.T. Bush
E. Thayer Bigelow	William H.T. Bush

/s/ Robert B. Calhoun, Jr.	/s/ Julie A. Hill
Robert B. Calhoun, Jr.	Julie A. Hill

/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis
James L.L. Tullis